EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Patriot Capital Funding, Inc.:
We have issued our report dated February 29, 2008, accompanying the consolidated financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Patriot Capital Funding, Inc. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statement of Patriot Capital Funding, Inc. on Form S-8 (File No. 333-144539), effective July 13, 2007.
/s/ GRANT THORNTON LLP
New York, New York
February 29, 2008